EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of the English version of our audit report, which was originally issued in Chinese and dated January 25, 2005, with respect to the financial statements of Integrated Circuit Solution Incorporation as of December 31, 2004 and 2003 and for the years then ended. The audit report is included in the Form 8-K file by Integrated Silicon Solution, Inc.

/s/ Diwan, Ernst & Young

Taipei, Taiwan

Republic of China

October 27, 2005